Free Writing Prospectus

Filing Pursuant to Rule 433

Filed on August 8, 2017

Registration Statement No. 333-206924-07

** *ABS New Issue: AMCAR 2017-3 **PRICED/YIELDS**

Joint Leads:        Wells Fargo (str), Deutsche Bank, Morgan Stanley, RBC

Co-Managers:     BB Securities, Credit Agricole, GS, Soc Gen

CLS	$AMT(MM)	WAL	DBRS/MDYS	P.WIN	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PRICE

A1	227.00	0.19	R-1(H)/P-1	1- 5	01/18	08/18		1.400	1.40	100.00000
A2A	329.80	0.95	AAA/Aaa	5- 20	04/19	12/20	EDSF +24	1.705	1.69	99.99156
A2B	75.00	0.95	AAA/Aaa	5- 20	04/19	12/20		1mL + 24		100.00000
A3	240.46	2.13	AAA/Aaa	20-32	04/20	03/22	ISwp +29	1.916	1.90	99.98252
B	94.70	2.88	AA/Aa2	32-37	09/20	06/23	ISwp +55	2.259	2.24	99.97645
C	117.50	3.46	A/A2	37-45	05/21	06/23	ISwp +95	2.713	2.69	99.97430
D	115.60	3.91	BBB/Baa2	45-47	07/21	07/23	ISwp +140	3.204	3.18	99.98962

Ticker: AMCAR 2017-3	Registration:	SEC Registered
Rating Agencies: DBRS/MDYS	ERISA Eligible:	Yes
Pxg Speed: 1.50% ABS, 10% Call	Expected Pxg:	Priced
Min Denoms: $1K x $1K	Expected Settle:	08/16/17
Bill & Deliver: Wells Fargo	First Pay:	09/18/17

Available Information:
* Prelim Prospectus, Ratings FWP, CDI (attached)
* Intex: wsamcar201703, CDI	*PW: XB39
*Deal Roadshow: www.dealroadshow.com	*PW: (Case Sensitive): AMCAR173

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-326-5897.